EXHIBIT 10.81
AMENDMENT NO. ONE
TO THE
ABITIBI-CONSOLIDATED INC.
EXECUTIVE DEFERRED SHARE UNITS PLAN
(As originally adopted, effective January 1, 2006)
Pursuant to Section 3.5 thereof, the Abitibi-Consolidated Inc. Executive Deferred Share Unit Plan (the “Plan”) is hereby amended by Abitibi-Consolidated Inc. (the “Corporation”), effective January 1, 2005, to make the following changes, which are described in the attached summary of changes:
(A)	Subsection (g) of Section 1.2 is amended to read in its entirety as follows:

1.2	Definitions
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(a)	“Executive’s Annual Incentive Remuneration” means all performance base bonus amounts (if any) payable to an Eligible Executive by the Corporation or a subsidiary of the Corporation in respect of the services provided to the Corporation or subsidiary by the Eligible Executive in any calendar year; pursuant to the Annual Incentive Remuneration Performance Criteria set forth in Appendix I hereto;
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(B)	Subsection (a) of Section 2.1 is amended to read in its entirety as follows:

2.1	Payment and Deferral of Annual Remuneration
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(b)	Method of Electing. To elect a form or forms of payment of an Executive’s Annual Incentive Remuneration, the Eligible Executive shall complete and deliver to the Secretary of the Corporation a written election by no later than December 31 of the calendar year immediately preceding the calendar year in which the Executive’s annual Incentive Remuneration becomes payable or, in the case of an Eligible Executive whose remuneration from the Corporation or a subsidiary of the Corporation is subject to United States of America federal income taxes, effective from and after January 1, 2005, by no later than June 30 of the calendar year immediately preceding the calendar year in which the Executive’s Annual Incentive Remuneration is earned. The Eligible Executive’s written election shall designate the percentage of the Executive’s Annual Incentive Remuneration for the applicable calendar year that is to be deferred into Deferred Share Units and the percentage to be paid in cash. In the absence of a designation to the contrary, the Eligible Executive’s election for the latest calendar year with respect to the percentage of the Executive’s Annual Incentive Remuneration that is to be deferred into Deferred Share Units and the percentage that is to be paid in cash shall continue to apply to all subsequent Executive’s Annual Incentive Remuneration payments until the Eligible Executive submits another written election in accordance with this paragraph. An Eligible Executive shall only file one election in respect of the Executive’s Annual Incentive Remuneration payable in any calendar year and the election shall be irrevocable for that year. If no election is made, and no prior election remains effective, the eligible Executive shall be deemed to have elected to be paid all the executive’s annual Incentive Remuneration for the applicable calendar year in cash.
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(C)	Section 2.3 is amended to read in its entirety as follows:
Section 2.3     Termination of Service
(a)	Termination of Service. This subsection (a) only applies to an Eligible Executive who either (i) has not elected Deferred Share Units after December 31, 2004, or (ii) whose remuneration from the Corporation or a subsidiary of the Corporation has never been subject to United States of America federal income tax laws.) An Eligible Executive who has retired from all positions with the Corporation and any subsidiary of the Corporation as officer, executive and director, or who, except as a result of death, has otherwise ceased to hold any such positions with the Corporation and any such subsidiaries, may redeem the Deferred Share Units credited to the Eligible Executive’s account by filing with the Secretary of the Corporation a notice of redemption of the Deferred Share Units in the prescribed form on or before December 15 of the first calendar year commencing after the date the Eligible Executive retires from or otherwise ceases to hold such positions. If the Eligible Executive fails to file a notice of redemption of the Deferred Share Units on or before such December 15, the Eligible Executive shall be deemed to have filed with the Secretary of the Corporation a notice of redemption on such December 15. The date on which a notice of redemption is filed or deemed to be filed with the Secretary of the Corporation is the “Filing Date”. The notice of redemption filed by the Eligible Executive shall specify that the Eligible Executive has elected to receive either (i) a lump sum cash payment (net of any applicable withholdings) (the “Final Payment”) equal to the number of Deferred Share Units credited to the eligible Executive’s account as of the filing Date multiplied by the Fair Market Value per Common Share on the Filing Date; or (ii) the number of Common Shares that may be purchased with the Final Payment on the basis set out in this paragraph below by the Trustee. The eligible Executive may also elect on the notice of redemption to receive a percentage of the final Payment in cash and the remaining percentage of the final Payment by the purchase of common Shares, in either case in accordance with the preceding sentence as appropriately amended. If a notice of redemption is deemed to be filed or the notice of redemption filed does not specify receipt of cash or Common Shares, the eligible Executive shall be deemed to have elected to receive the entire payment in cash. Within 7 days following the Filing Date, the Corporation shall either: (i) if the eligible Executive elected to receive all or a portion of the final Payment, make such payment to the Eligible Executive; or (ii) if the eligible Executive elected to receive Common Shares, contribute all or the appropriate portion of the Final Payment to the Trustee and require the Trustee to use such amount as soon as practicable thereafter to purchase Common Shares on the principal Canadian stock exchange on which the Common Shares are traded. An amount that would otherwise give rise to fractional shares shall be paid in cash.

(b)	Death of Eligible Executive. This subsection (b) only applies in the event of the death of an Eligible Executive who either (i) has not elected Deferred Share Units after December 31, 2004, or (ii) whose remuneration from the Corporation or a subsidiary of the Corporation has never been subject to United States of America federal income tax laws. In the event of the death of such an Eligible Executive, the Corporation shall, within 90 days of the Eligible Executive’s death, make a lump sum cash payment to or for the benefit of the legal representative or beneficiary of the Eligible Executive. The lump sum cash payment shall equal the number of Deferred Share Units credited to the Eligible Executive’s Account on the date of payment multiplied by the Fair Market Value per Common Share on the day immediately preceding the date of payment. If permitted by applicable law, the Eligible Executive may appoint a beneficiary of his rights under the Plan. “Beneficiary” for the purpose of the Plan means a person who is a relation or dependent of the eligible Executive.

(c)	Death of Eligible Executive after Retirement. If an Eligible Executive who either (i) has not elected Deferred Share Units after December 31, 2004, or (ii) whose remuneration from the Corporation or a subsidiary of the Corporation has never been subject to United States of America federal income tax laws dies after ceasing to hold all positions as officer, executive and director of the corporation or any of its subsidiaries but before filing a notice of redemption with the Secretary of the Corporation, paragraphs 2.3(a) and (b) shall apply with such modifications as the circumstances require provided that, in no event shall payment be made later than December 31 of the first calendar year commencing after the Eligible Executive ceases to hold the aforementioned positions.

(d)	Subsections (a), (b) and (c) of this Section 2.3 do not apply to Deferred Share Units elected by an Eligible Executive after December 31, 2004, if the Eligible Executive’s remuneration from the Corporation or a subsidiary of the Corporation was subject to United States of America federal income taxes. The form of payment of any such Deferred Share Units, must be irrevocably elected by June 30 of the calendar year in which such Deferred Share Units are earned, even though the payment of the Deferred Share Units value will not be made in cash or in Common Shares until the Eligible Executive’s retirement, other termination of service or death. This election must be made by the time just described to comply with U.S. federal income tax laws. Any such Eligible Executive who elected Deferred Share Units in lieu of cash in 2005 shall be afforded a one time opportunity to irrevocably elect by not later than December 30, 2005 either:
(i) the form of payment of all the Deferred Share Units elected after December 31, 2005, to be made upon the eligible Executive’s termination of service, retirement or death; or

(ii) the cancellation of the election of the Deferred Share Units elected in 2005, in which event, any Annual Incentive Remuneration earned by the

Eligible Executive in 2005 shall be paid to the Eligible Executive entirely in cash.
If no election is made by the Eligible Executive by December 30, 2005, the Eligible Executive shall be deemed to have elected to cancel his 2005 election of Deferred Share Units.
(D)	Appendix I is added to read as follows:
APPENDIX I
EXECUTIVE ANNUAL INCENTIVE REMUNERATION PERFORMANCE CRITERIA
For each Eligible Executive of the Corporation, it is the Corporation’s policy to tie annual incentive compensation to measurable corporate and, in most cases, division results. Consequently, the Corporation uses pre-determined key performance indicators called “Closely Watched Numbers” (CWNs) to set measurable stretch targets. These CWNs can be separated into two main categories: corporate and divisional. Corporate CWNs include 4 or 5 financial indicators usually chosen from among the following: Return on Capital Employed (ROCE); Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA); Cash Flow; and Cost Improvement Programs. Environment, Health & Safety and Customer Satisfaction objectives complete the annual corporate CWNs grouping. These financial criteria account for 70% to 75% of the weighting in the Corporation CWNs. The Human Resources Committee of the Board of Directors of the Corporation reviews and recommends to the Board of Directors of the Corporation the corporate CWNs at the beginning of each year and assesses performance based on actual results once the financial year is completed. Each division has its own CWNs.
     In WITNESS WHEREOF, the Corporation has caused this Plan Amendment No. One to be duly executed this 13th day of December 2005, to be effective as of January 1, 2005.

ABITIBI-CONSOLIDATED INC., the Corporation

By: Its:	/s/ Jacques P. Vachon Senior Vice President, Corporate Affairs and Secretary

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